EXHIBIT 99.2

Qumu Corporation
4th Quarter and FY 2013 Conference Call
February 24, 2014

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Qumu Corporation 4Q 2013 Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Monday, February 24, 2014.

I would now like to turn the conference over to Doug Sherk of the EVC Group. Please go ahead, Mr. Sherk.

Doug Sherk

Thank you, Operator, and good afternoon everyone. After the close of the market today, Qumu issued a news release announcing its fourth quarter 2013 financial results. The release is available on the Company’s corporate website at www.qumu.com.

Before we get started, during the course of this conference call, the company will make forward-looking statements about its future plans, objectives, beliefs, expectations and prospects. For this purpose, any statements made today that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are not guarantees of future actions, outcomes, results or performance. By their nature, these forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statement. A discussion of the risks and uncertainties that affect Qumu’s business is contained in the company’s SEC filings, particularly under the heading Risk Factors, and in the press release issued this afternoon. Copies of these documents are available online from the SEC or on the Qumu website. These forward-looking statements are made only as of the date this conference call was initially held and the Company assumes no obligation and does not intend to update these forward-looking statements after the date of this conference call, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

In addition, to supplement the GAAP numbers, we have provided non-GAAP information that excludes severance expenses, the amortization of Qumu acquisition intangibles, and for 2012, the impact of non-cash charges for goodwill impairment, intangible asset impairment and deferred tax valuation allowance. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future business performance. A table reconciling the GAAP loss per share information to the non-GAAP information is included in our news release.

And now, I’d like to turn the call over to Sherman Black, President and CEO of Qumu.

Sherman Black

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Good afternoon. Thank you for joining us for our conference call to discuss our fourth quarter and full year 2013 performance, as well as our initial thoughts on 2014. With me today is Jim Stewart, our Chief Financial Officer.

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As we noted in our news release issued this afternoon, we generated fourth quarter revenues of $20.7 million, which were slightly above the high end of our guidance range, and roughly flat with last year’s fourth quarter.

•	We GREW our cash and marketable securities position from the end of September by $2.6 million and ended 2013 with $51 million in cash and marketable securities on the balance sheet.
•	And we continued to demonstrate solid progress in our software business, setting new records for contracted commitments and backlog.
•	The fourth quarter capped a year of many accomplishments for Qumu.

2013 Achievements

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We made significant operational improvements to our disc publishing business, while continuing to innovate in our software business and position it to scale. These actions laid the foundation for the top line growth we expect to achieve in 2014 and beyond.

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First, we made a significant investment in our software business technology. During 2013, we expanded our enterprise integrations in leading portal platforms such as IBM Connections and Websphere and Microsoft Sharepoint 2013. Our leadership in secure mobile video was also strengthened with the launch of dozens of apps across major mobile platforms. Our investments in cloud and hybrid cloud offerings are resulting in a growing pipeline of opportunities. And our focus on ease of use resulted in significant improvements related to the user experience of our core offering.

•	Second, we invested in Qumu sales and marketing initiatives with a significantly expanded sales and support footprint as well as a new website and branding.
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Third, we changed our corporate name to Qumu to reflect our focus on the opportunity we see in our software business. This has helped raise the profile of our brand with our target markets and was one of the factors that led to an increase in web hits, inbound inquiries and a growing pipeline of software business.

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During 2013, we added sales resources in five international locations, including Frankfurt and London in Europe, Dubai in the Middle East, and Singapore and Tokyo in the Asia Pacific region. Our global customer footprint also expanded with key customer wins in these regions and in a wide array of industries.

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Finally, recognition from independent third parties was a key accomplishment for Qumu in 2013. Frost & Sullivan was the most recent industry research firm to recognize Qumu’s leadership in the market. In a report published in January 2014, Frost & Sullivan named Qumu as the market share leader in Global Enterprise Video Webcasting Solutions based on the results of a recent study that compared the offerings of 17 providers of enterprise video webcasting services and ranked them on functionality, product line strategy, pricing models, geographic footprint and partnerships.

•	In its conclusion, the Frost & Sullivan report noted that Qumu is positioned to leverage its cloud offerings, mobile streaming and integration packages to help Qumu compete in the SMB market.

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We were honored to receive this acknowledgement. Moreover, it complements the recognition we have already received as a leading player in Gartner’s Magic Quadrant, as well as Forrester’s recognition of Qumu as a leader in video platforms for the enterprise.

•	These industry reports are helping to drive awareness and interest with enterprise customers.
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We also made some significant changes to the Disc Publishing operating model which lowered operating costs to reflect a declining market. These changes contributed to the Disc Publishing team’s strong second half revenues and delivering significant cash from operations for the year.

Q4 Highlights

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Our results in the fourth quarter reflect the impact these actions and accomplishments are beginning to have on our business and the growing demand for our enterprise video content management solutions.

Qumu Software

•	In the fourth quarter of 2014, Qumu software generated record contract commitments of $9.8 million, an increase of $6 million from commitments in the third quarter.
•	In addition, backlog increased to a record $16.7 million at December 31, compared with $10.7 million at the end of September.
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We brought on several new customers during the fourth quarter, representing a cross section of industries. They included a global financial services institution, a leading e-commerce company, a large health care provider, a national health care insurer, a semiconductor company and our first Japanese customer, a network solutions provider based in Tokyo.

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I am confident that the adoption of video by enterprises as a primary means of communication will continue to accelerate in 2014. Enterprises have made significant improvements in productivity, but they are on the outer edge of efficiency improvements. They remain challenged in harnessing the power of their globally distributed, virtual teams. Video is being recognized as a catalyst for social business and collaboration, as it is one of the most authentic and transparent modes of communication, as well as being an effective tool for accelerating employee engagement and sharing knowledge and best practices.

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We have high expectations in 2014 for our software business and are optimistic about the outlook for capturing additional share in the growing enterprise video market. Enterprise customers value our differentiated product features including secure video delivery, breadth of enterprise integrations, flexible deployments either on the cloud, on-premise or a hybrid combination, and rich mobile apps.

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Qumu software consistently delivers a quality, differentiated solution to meet all these needs and that is the major factor behind our expectation that Qumu software committed contracts in 2014 will grow by at least 30 to 50%.

Disc Publishing

•	Turning now to disc publishing…
•	Disc publishing revenue in Q4 was $16.5 million, slightly higher than $16.4 million in the fourth quarter of the prior year.
•	This was higher than we anticipated and reflected higher service revenues and a small increase in hardware sales, partially offset by lower revenue from consumables.
•	The increase in hardware sales was due to some unexpected pockets of demand in the market which was captured by our disc publishing team.
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As we’ve said before, we do see opportunities with select applications such as surveillance, entertainment, medical imaging, photo retail and financial services. We expect that disc publishing technology will continue to be utilized by these markets and with the cost reduction efforts we undertook in 2013, we believe this business is optimized to continue to effectively serve its customers while generating significant cash from operations.

Summary

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In summary, 2013 was a significant year as we took steps to lay a foundation that would enable us to improve our competitive position and grow significantly in 2014 and beyond. We are very optimistic about the outlook for our Company in the year ahead.

•	The video content management market is growing and moving up the maturity curve. Mobile, social, cloud, and bandwidth expansion are trending in our favor.
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Video is becoming more widely adopted for a variety of uses – from employee engagement to enterprise-wide collaboration. Applications for video are moving well beyond the C-suite in businesses today and Qumu is at the forefront of making all that possible.

•	I am confident that we made the necessary early investment to deliver a differentiated platform.

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In 2014, we will be focused on executing on our strategy to drive software contracted commitments and revenues and plan to use cash generated by the disc publishing business to continue to make investments in our software opportunity.

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Before I turn the call over to Jim, I would like to thank the Qumu employees for their dedication and hard work in 2013. I would also like to thank our customers, partners and shareholders for their support.

•	With that, I’ll turn the call over to Jim.

Jim Stewart

•	Thanks, Sherman. I will begin with a review of our P&L.
•	Revenues in the fourth quarter totaled $20.7 million, virtually flat with revenues in the fourth quarter last year.
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Software revenues were $4.2 million in the recent fourth quarter, compared with $4.3 million a year ago, lower due to the timing of revenue recognition of contracted commitments. Fourth quarter Europe software revenues accounted for 25% of total software revenue.

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As Sherman mentioned, software contracted commitments were a record $9.8 million compared with $8.7 million last year and up from $3.8 million in the third quarter. The majority of these contracted commitments went in to backlog and were not recognized as revenue in the fourth quarter.

•	Backlog of software contracted commitments ended the year at a record $16.7 million compared with $10.7 million at the end of September 2013.
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Disc publishing revenues totaled $16.5 million, a slight improvement from $16.4 million in revenues in the fourth quarter of 2012. The increase reflected an increase in service revenues and slightly higher hardware sales, partially offset by a decline in consumables revenue.

•	Disc publishing hardware sales increased 2% from the fourth quarter of 2012, with higher hardware revenue in Americas and APAC partially offset by lower hardware revenue in Europe.

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Fourth quarter recurring revenues for the disc publishing business, defined as consumables, parts and service were flat with last year. Consumable sales of printer ribbons, cartridges, and optical media were down 4%. This decline was offset by an increase in parts and service revenues due to higher service attach rates and increased revenue from equipment rentals during the quarter. These Disc Publishing recurring revenues represented 55% of total company revenues in both the fourth quarter of 2013 and the prior year.

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Fourth quarter Disc Publishing international sales were up 1% from the fourth quarter of 2012. These sales represented 33% of total sales in the recent fourth quarter, unchanged from the fourth quarter of 2012.

•	Changes in currency exchange rates did not have a material impact on our revenues in the quarter with positive Euro changes offsetting negative currency changes in Japan.
•	Fourth quarter disc publishing sales in Europe decreased 4% from the prior year as a slight increase in service and parts revenue was more than offset by lower hardware revenue.
•	Disc publishing sales in Asia Pacific increased 10% from the fourth quarter of last year primarily due to higher hardware sales in China and Japan.

Margins, Expenses, Bottom-line

•	Moving down the income statement, gross margin was 48% for the fourth quarter of 2013 compared with 51% last year.
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Software gross margin in the fourth quarter was 50% compared with 71% in the fourth quarter of 2012. The decrease was a result of less perpetual license revenue sold vs. the prior year and increased service costs to support future growth. We expect software gross margins to improve from the fourth quarter 2013 level in 2014.

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Disc publishing gross margin was 48%, an improvement from 46% in the fourth quarter last year driven by better service margins, higher consumables pricing, product cost reductions and a better sales mix.

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Fourth quarter operating expenses were $12.7 million, compared with $12.0 million in the fourth quarter 2012. The increase was largely due to higher consulting costs, professional fees and incentive compensation expenses that were partially offset by lower disc publishing R&D and sales and marketing expenses, reflecting the impact of cost cutting measures implemented earlier in the year. The higher incentive compensation costs were due to overachievement of employee short term and long term incentive plans. The impact of this overachievement and truing up these annual plans for actual performance increased fourth quarter operating expenses by $1.2 million compared with prior quarters in 2013.

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As Sherman mentioned, we took a number of cost cutting initiatives in the disc publishing business last year to optimize its cash generation capabilities. At the same time, we made investments in our software business in sales and customer support.

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Fourth quarter disc publishing operating expenses totaled $6.1 million compared with $6.3 million last year. Without the increased expense of the consulting, professional services and the higher incentive compensation costs, disc publishing operating expenses would have been significantly below last year.

•	Software operating expenses in the fourth quarter 2013 were $6.6 million compared with $5.6 million a year ago.
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Total company R&D expenses were $2.8 million in the fourth quarter compared with $2.9 million last year. Lower disc publishing R&D headcount and project spending were the drivers of this reduction and more than offset higher costs in the Software business.

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Fourth quarter 2013 SG&A expenses totaled $9.7 million, compared with $8.9 million a year ago. Excluding the impact of the higher consulting, professional services and incentive compensation costs, SG&A would have been below the 2012 fourth quarter with higher G&A expenses offset by a decline in sales and marketing expense.

•	The net loss in the fourth quarter was $2.7 million compared with a net loss of $1.1 million in the fourth quarter last year.
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On a per share basis, excluding amortization charges, the non-GAAP net loss in the fourth quarter was 28 cents. This compares with a loss of nine cents per share in the fourth quarter of last year on a comparable non-GAAP basis.

Full Year 2013 Results
•	For the full year, total company revenues were up 4% to $82.5 million compared with 2012.
•	Software revenues increased 80% to $17.7 million, a strong comparison to our guidance throughout 2013 of at least 70% growth.
•	Software contracted commitments totaled $21.4 million, 9% above 2012’s total commitments. The $16.7 million year-end backlog of contracted commitments was $5.0 million higher than at the end of 2012.
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Disc publishing revenues fell 7% to $64.7 million with a significant decline in hardware revenue partially offset by an increase in recurring consumables and service revenues. These recurring disc publishing revenues actually grew 3.5% compared to last year.

•	Gross margin was 48% for 2013 versus 49% last year.
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The net loss for 2013 was $9.7 million compared with a loss of $48.3 million last year, which included three non recurring charges. These charges related to the write-off of goodwill, reduction in the fair market value of intangible assets and the establishment of a valuation allowance against deferred tax assets. Excluding these charges, the non-GAAP net loss for 2012 was $5.7 million.

•	On a non-GAAP basis, excluding amortization, severance expenses and one time charges, the loss per share was 89 cents in 2013 compared with a non-GAAP loss of 57 cents in 2012.

Cash

•	Now turning to our cash position …
•	Cash and marketable securities totaled $51.0 million at December 31, 2013 compared with $48.4 million at September 30, 2013 and $50.1 million at the end of 2012.
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During the fourth quarter, we generated approximately $2.7 million in cash from operations which included a $1.9 million federal tax refund. The positive cash flow reflected improved working capital management. Receivables and inventory at December 31 were down $1.3 million from the end of September.

•	Capital expenditures totaled $95,000 in the quarter.
•	For the full year, we generated $2.4 million in cash from operations. Capital expenditures totaled $1.0 million.
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We did not buy back any shares of Qumu stock during the fourth quarter. We have approximately 778,000 shares remaining on our repurchase authorization and may repurchase shares from time to time during the year depending on market conditions.

1Q 2014 Guidance

•	For 2014, we expect contracted commitments to increase 30% to 50% compared to 2013.
•	We also anticipate continued growth in our software revenues of at least 30% over 2013.
•	The growth in software revenues is expected to be partially offset by continued declines in disc publishing revenues.
•	For total year 2014, we expect cash used in operations to be in the single digit millions.
•	For the first quarter of 2014, we expect revenues of $18 to $20 million.
•	This concludes our prepared remarks. Now Sherman and I would be happy to answer any questions. Operator, could you please open up the line for Q&A?